As Filed With the Securities and Exchange Commission on March 25, 2009
Registration No. 333-151840

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO THE
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CARIBBEAN VILLA CATERING CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

2000
(Primary Standard Industrial Classification Code Number)

45-0557179
(I.R.S. Employer Identification Number)

38 Playa Laguna
Sosua, Dominican Republic
(809) 571-3363
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Empire Stock Transfer, Inc.
2470 Saint Rose Parkway, Suite 304
Henderson, NV 89074
Telephone: (702) 818-5898
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Roxanne K. Beilly, Esq.
Schneider Weinberger & Beilly LLP
2200 Corporate Blvd., N.W., Suite 210
Boca Raton, Florida 33431
Telephone: (561) 362-9595
Facsimile: (561) 362-9612

As soon as possible following the effective date of the registration statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer (Do not check if a smaller reporting company)	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common stock, par value $.001 per share	520,000	$0.30	$156,000	$6.13
Total amount of Registration Fee				$6.13
________________

(1)
Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional number of shares as may be issuable as a result of stock splits, dividends, reclassifications and similar adjustment provisions applicable to the securities being registered.

(2)	Estimated solely for the purpose of calculating the registration fee.

Caribbean Villa Catering Corporation hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Caribbean Villa Catering Corporation shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated  March 25 , 2009

Preliminary Prospectus

Caribbean Villa Catering Corporation

520,000 Shares of Common Stock

This prospectus covers the resale of an aggregate of 520,000 outstanding shares of our common stock being offered by certain selling security holders. We will not receive any of the proceeds from the sale of shares made by the selling security holders.

There is currently no market for our common stock and we do not know if an active trading market will develop. We intend to take customary measures to arrange for an application to be made with respect to our common stock to be approved for quotation on the Over-the-Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. There are no assurances that our common stock will be approved for quotation on the Over-the-Counter Bulletin Board or that, if approved, any meaningful market for our common stock will ever develop.  The selling security holders will offer and sell their shares of common stock, if they choose to offer and sell their shares, covered by this Prospectus at a fixed price of $0.30 per share which price was determined by us based in part on the original price of $0.25 per share paid by the selling security holders who purchased the shares in our private placement in November/December 2007 and  following the date of this prospectus the shares will be registered and not restricted for resale. However, if our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

Included in the number of shares offered by the selling security holders is an aggregate of 180,000 shares of our common stock being offered by members of our management.  These individuals purchased these shares from us between September and October 2007 at a purchase price of $0.025 per share.  Because these individuals may initially offer and sell these shares at the fixed price of $0.30 per share until our shares are quoted on the Over-The-Counter Bulletin Board, if they make any sales they will receive a profit of $0.275 per share on any shares that they sell.

For a description of the plan of distribution of these shares, please see page 27 of this prospectus.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING AT PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2009.

PROSPECTUS SUMMARY

Because this is a summary, it does not contain all the information about us that may be important to you and that you should consider in making your investment decision. To understand this offering fully, you should read this summary together with the additional detailed information included elsewhere in this prospectus, including the financial statements and related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

Our Company

We are a recently formed, development stage company.  Our business plan is to provide high-end catering services using our gourmet chef and his developed menus to private residences (villas), corporate offices and function service providers in the locale of the north coast of the Dominican Republic, a luxury tourist destination.  Since we are not permitted to conduct business in the Dominican Republic as a foreign entity not formed under the laws of the Dominican Republic, we intend for all business to be conducted through our subsidiary, Servicios De Banquettes Costa Norte SA (North Coast Catering Services SA), incorporated in the Dominican Republic in September 2008.

We are a development stage company and we have never generated any revenues.  We have reported net losses of $64,142 and $3,958 for the years ended December 31, 2008 and 2007, respectively.  At December 31, 2008 we had an accumulated deficit of $68,100.  As a result of our net losses, our auditors, in their audit report, which covers the period through December 31, 2008, have expressed substantial doubt about our ability to continue as a going concern.

Corporate Information

We were incorporated under the laws of the state of Nevada on March 9, 2007. Our executive offices are located at 38 Playa Laguna, Sosua, Dominican Republic. Our telephone number is (809) 571-3363; our facsimile number is (809) 571-4024. Unless otherwise indicated, references in this prospectus to “CVCC,” “we,” “us” and “our” are to Caribbean Villa Catering Corporation and Servicios De Banquettes Costa Norte SA  (North Coast Catering Services SA), our subsidiary formed under the laws of the Dominican Republic in September 2008.

The Offering

This prospectus relates to resale of an aggregate of 520,000 outstanding shares of our common stock by the selling security holders.  We will not receive any proceeds from the sale of the shares by the selling security holders.  The shares being offered for resale include:

•	340,000 shares issued pursuant to a private placement of securities in November and December 2007, and

•	180,000 shares issued to and owned by our founders and management.

Common Stock

Number Outstanding Prior to Offering:	As of the date of this prospectus, 1,240,000 shares of our common stock are outstanding.

Number Outstanding Following the Offering:	1,240,000 shares of our common stock will be outstanding.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial information has been derived from our financial statements appearing elsewhere in this prospectus.

Selected Income Statement Data:

	Fiscal Year ended December 31, 2008	Period from Inception (March 9, 2007) to December 31, 2007

Revenue	$0	$0
Total operating expenses	64,142	3,958
Net (loss)	$(64,142)	$(3,958)

Selected Balance Sheet Data:

	December 31, 2008	December 31, 2007
Working capital	$35,491	$99,783
Cash	$35,491	$106,038
Total assets	$39,400	$109,797
Notes payable - related party	$0	$6,255
Total current liabilities	$0	$6,255
Stockholders' equity	$39,400	$103,542

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors - many beyond our control - that could cause actual events or results to be significantly different from those described in the forward-looking statement. Any or all of our forward-looking statements in this registration statement or in any other public statements we make may turn out to be wrong.

We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contemplated in the forward-looking statements, including, without limitation, the following:

•	our failure to achieve significant revenues;
•	our ability to procure additional funding;
•	an adverse change in foreign currency exchange rates;
•	our dependence on our key executives;
•	volatility in the market, if a market ever develops, for shares of our common stock;
•	our ability to pay dividends on common stock under Nevada law;
•	the effect of economic conditions generally; and

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or words of similar meaning. They may also use words such as, “would,” “should,” “could” or “may”. Factors that may cause our actual results to differ materially from those described in forward-looking statements include the risks discussed elsewhere in this prospectus under the caption “Risk Factors”.

RISK FACTORS

An investment in our common stock is highly speculative. You should be aware you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and documents incorporated by reference into this prospectus and consider the following risk factors.  If the events described in these risks occur, our business, financial condition and results of operations could be adversely affected.. This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the business risk factors that might cause those differences.

Risks Related to Our Financial Condition and Business

WE ARE A DEVELOPMENT STAGE COMPANY WITH NO HISTORY OF OPERATIONS.  WE MAY NEVER GENERATE ANY SIGNIFICANT REVENUES OR PROFIT AND IT IS POSSIBLE THAT OUR BUSINESS WILL FAIL.

We are a development stage company with a limited operating history upon which an evaluation of management's performance and our future prospects can be made.  Our business plan involves operations in a highly competitive industry with few barriers to entry and our working capital, including the funds available to market our services, is limited.  There are no assurances whatsoever that we will ever successfully implement our business plan, generate any significant revenues, attain profitability or positive cash flow from operating activities.  In addition, following the date of this prospectus we will become subject to the reporting requirements of the Securities Exchange Act of 1934 with respect to quarterly, annual and other reports to be filed with the SEC.  These reporting obligations will require us to spend significant amounts on audit and other professional fees, particularly because all of our operations will be located in the Dominican Republic.  Because of our limited capital resources we may be unable to meet our working capital requirements which would have a material adverse effect on our business, financial condition and results of operations.  We are subject to all the risks inherent in a start-up enterprise.  Our prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business.

OUR AUDITORS HAVE EXPRESSED CONCERN ABOUT OUR ABILITY TO CONTINUE AS GOING CONCERN.  IF WE ARE UNABLE TO CONTINUE AS A GOING CONCERN YOU WILL LOSE YOUR ENTIRE INVESTMENT IN OUR COMPANY.

We have never generated any revenue and have incurred net losses of approximately $68,100 since inception in March 2007 through December 31, 2008.  Our current operations are not an adequate source of cash to fund our current operations.  Since inception we have relied on funds from loans from our principals as well as funds raised from the sale of our securities to provide sufficient cash to operate our business. The report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2008 contains an explanatory paragraph regarding our ability to continue as a going concern based upon our net losses.  Our ability to continue as a going concern is dependent upon our ability to obtain the necessary financing to meet our obligations and to generate profitable operations in the future.

While we believe our current working capital is sufficient to fund our operations for the next 9 months, should we need additional capital we plan to provide for our capital requirements through the sale of equity securities and/or debt financing.  However, we have no firm commitments from any third party to provide this financing and we cannot assure you we will be successful in raising working capital as needed.  There are no assurances that we will have sufficient funds to execute our business plan, pay our operating expenses and obligations as they become due or generate positive operating results.  If we are unable to generate revenues and profits in sufficient amounts to fund our operating expenses, and if we are unable to obtain additional capital as needed, it is possible that we would be required to curtail some or all of our planned operations, in which event you could lose your entire investment in our company.

WE MAY NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS.  ADDITIONAL CAPITAL RAISING EFFORTS IN FUTURE PERIODS MAY BE DILUTIVE TO OUR THEN CURRENT SHAREHOLDERS OR RESULT IN INCREASED INTEREST EXPENSE IN FUTURE PERIODS.

We may need to raise additional working capital to continue to implement our business model.  Our future capital requirements, however, depend on a number of factors, including our operations, our ability to generate revenues, our ability to manage the growth of our business and our ability to control our expenses.  If we raise additional capital through the issuance of debt, this will result in increased interest expense.  If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution.  In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock.  We cannot assure you that we will be able to raise the working capital as needed in the future on terms acceptable to us, if at all.  If we do not raise funds as needed, we will be unable to fully implement our business model, fund our ongoing operations or grow our company.

WE FACE INTENSE COMPETITION IN OUR TARGET BUSINESS WHICH COULD PREVENT US FROM GENERATING ANY REVENUE OR FROM EVER ACHIEVING PROFITABILITY.

The food service industry is highly competitive with respect to price, service and convenience.  In the target area of the Dominican Republic in which we will operate we believe that while there may be as many as approximately 50 catering services and restaurants which target the up market casual dining and fine dining market, we are not aware of any other company which offers visiting catering services offering a fine dining experience.  Of the existing catering services and restaurants against whom we will be competing many of these businesses are well-established, and most of whom possess substantially greater financial, marketing, personnel and other resources than we do.  There can be no assurance that we will be able to respond to various competitive factors affecting the food service and catering industry.  The catering industry is also generally affected by changes in client preferences, national, regional and local economic conditions and demographic trends.  In addition, factors such as inflation, increased labor and employee benefit costs and a lack of availability of employees may also adversely affect our industry in general and our operations in particular.  We cannot guarantee that we will be able to successfully compete in which event our ability to continue our operations will be in jeopardy.

OUR OPERATIONS WILL BE SUSCEPTIBLE TO CHANGES IN FOOD AND SUPPLY COSTS, WHICH COULD ADVERSELY AFFECT OUR REVENUES.

Most areas of the world are presently experiencing a significant rise in food costs.  Given the small size of our company and our desire to provide fresh,  gourmet cuisine to our customers, we will be particularly susceptible to regional increases in food prices in the Dominican Republic. Further, various factors beyond our control, including adverse weather conditions and governmental regulations, could cause our food and supply costs to increase.  Our business model anticipates that we will pass along any increased food or supply costs to our customers in the form of charging higher prices for our catering services.  However, we will be competing against a number of existing companies, some of which are larger and better capitalized than our company.  Those competitors may be more adept at adjusting their purchasing practices so as to mitigate any impact of changing food and supply costs and, accordingly, these competitors may be able to offer more attractive pricing to our potential customers thereby causing us to lose potential customers and revenues.  While we believe that our desire to provide fresh, gourmet cuisine to our customers will serve as a competitive advantage to us and that some of these potential customers may be willing to pay higher costs for our services, there are no assurances we are correct.  In that event our ability to generate revenues in future periods could be adversely impacted.

OUR EXECUTIVE OFFICERS AND DIRECTORS DO NOT PRESENTLY RECEIVE COMPENSATION FOR THEIR SERVICES.  BECAUSE WE DO NOT RECOGNIZE ANY COMPENSATION EXPENSE, OUR OPERATING EXPENSES WILL BE LOWER WHICH COULD DISTORT OUR FINANCIAL RESULTS.

Presently, Messrs. Seeley, Santana Ripoll and Jones serve in their respective capacities without compensation, although we paid Mr. Seeley a one time consulting fee of $20,000 for services rendered in relation to the preparation of the registration statement on Form S-1, of which this prospectus forms a part, and work towards obtaining a market listing for the shares of our common stock, and .Mr. Jones a one time consulting fee of $9,000 for his assistance in developing our business plan and menus. Once we begin offering catering services it is anticipated that Mr. Jones, who will serve as our Executive Chef, will receive compensation equal to 25% of the gross profit from our catering services up to a maximum of $50,000 annually.  We do not anticipate, however, that we will begin compensating either Mr. Seeley or Mr. Santana Ripoll until such time as we are reporting profitable operations.  The amount of and timing of compensation expense, however, will be determined solely at the discretion of our Board of Directors of which Messrs. Seeley, Santana Ripoll and Jones are the sole members.  Until such time as we begin compensating these individuals, our operating expenses will be lower because we will not recognize compensation expense for their services.  The impact of compensation expense on our results of operations in future periods could be material and investors should consider the effect on our financial statements when considering the prospects of our company.

OUR RESULTS OF OPERATIONS MAY BE MATERIALLY ADVERSELY AFFECTED BY THE FLUCTUATION OF THE DOMINICAN PESO.  THESE NON-CASH GAINS MAY MATERIALLY IMPACT OUR COMPREHENSIVE INCOME IN FUTURE PERIODS.

Because all of our revenues and operations will occur in the Dominican Republic, our functional currency will be the Dominican peso.  Based upon the exchange rate on  March 18 , 2009, one US Dollar was equal to 36 Dominican Pesos.  Our financial statements will be translated and presented in U.S. dollars using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses.  It is possible that we will report significant non-cash net gains resulting from foreign exchange transactions which may have a significant effect on our financial statements and could result in the offsetting of operational losses by comprehensive gains.  These currency gains, however, if report are non-cash and will not effect our liquidity in future periods.

THE COURTS IN THE DOMINICAN REPUBLIC MAY NOT BE COMPETENT OR UNABLE TO HEAR ORIGINAL ACTIONS BROUGHT IN THE DOMINICAN REPUBLIC AGAINST US OR OUR OFFICER OR DIRECTORS PREDICATED UPON U.S. OR FOREIGN LAWS WHICH MAY ALSO LIMIT THE REMEDIES OTHERWISE AVAILABLE TO OUR STOCKHOLDERS FOR CLAIMS AGAINST US.

Notwithstanding that we are a Nevada corporation, all of our directors and officers reside  in the Dominican Republic  and all of our assets and operations are located in the Dominican Republic.    Accordingly, a foreign plaintiff, including U.S. citizens, may be unable to bring an original action in a Dominican court which is predicated solely upon the United States securities laws, other federal laws of the United States or laws of the individual states of the United States or foreign laws, including the Dominican Republic laws or may face significant procedural obstacles in bringing such cases.

The enforceability of actions brought in Dominican courts of liabilities predicated on U.S. laws would require compliance with certain procedures, including the validation by Dominican courts of decisions rendered by United States courts.  Compliance with such procedures could require a substantial amount of time and expense, and local defendants could assert defenses to enforcement based on noncompliance with such procedures.  Foreign plaintiffs bringing original actions in a Dominican court will also be required to follow the same compliance and proceedures and, at the request of the defendent, can be required to post a litigation bond in an amount established by such court in its discretion.

The Dominican legal system is based upon civil law principles according to which judges decide both the facts and legal issues of a case, and they are not bound by legal precedents.  As a result, judges have broader discretion in reaching decisions than do judges in the United States.  In the past, foreign observers have criticized the Dominican judicial system for what they perceive as an inequitable resolution of business disputes.  The Dominican legal system, coupled with the fact that all of our assets are located in the Dominican Republic, may present substantial obstacles to bring or prevail in a lawsuit against us, as well as our directors and officers in the Dominican Republic.

STOCKHOLDERS MAY NOT BE ABLE TO ENFORCE JUDGMENTS IN THE DOMINICAN REPUBLIC BASED ON U.S. LAWS, WHICH MAY LIMIT OR PRECLUDE THE REMEDIES OTHERWISE AVAILABLE TO OUR STOCKHOLDERS FOR CLAIMS AGAINST US.

As set forth above, all of our assets and operations are located in the Dominican Republic.  All of our officers and directors reside in the Dominican Republic and none of our officers nor directors are U.S. citizens.  Messrs. Seeley and Jones are both citizens of the United Kingdom and full time residents of the Dominican Republic and Mr. Santana Ripoll is a citizen and full-time resident of the Dominican Republic.  No treaty currently exists between the United States and the Dominican Republic providing for reciprocal enforcement of foreign judgments. Even if a stockholder were to obtain a judgment against us in a U.S. court, it may not be possible for the stockholder to effect service of process within the United States upon us or our officers and/or directors to enforce judgments obtained against us or against them in United States courts predicated upon the civil liability provisions of the United States federal securities laws, other federal laws of the United States or laws of the individual states of the United States.  Accordingly, there is doubt as to the enforceability in Dominican courts of judgments of United States courts obtained in actions predicated upon civil liability provisions of the United States federal securities laws, other federal laws of the United States or laws of the individual states of the United States.

OUR OPERATIONS COULD BE DISPROPORTIONATELY HARMED BY AN ECONOMIC DOWNTURN IN THE UNITED STATES, EUROPE AND SOUTH AMERICA OR A DISASTER, SUCH AS A TERRORIST ATTACK OR A HURRICANE.

By concentrating our operations in the Dominican Republic we are exposed to greater risk to regional economic, business and other conditions than more geographically diversified companies.  Our success is dependent upon the continued increase in tourism in the Dominican Republic and the desire of those tourists to rent luxury villas and hire companies such as ours to provide catering services.  Like other markets, the Caribbean has experienced economic slowdowns in the past, including in the late 1980s, early 1990s and in 2000 which was exacerbated by the terrorist attacks of September 11, 2001.  Most of the tourists which rent luxury villas in the Dominican Republic are from the United States, Europe and South America, and the continued health of the economies of those nations is crucial if tourism is to continue to expand in the Dominican Republic.   Recently released statistics (1)  from the Dominican Republic Ministry of Tourism found that overall the Dominican Republic experienced a slight increase in arrivals of visitors in 2008 from 2007 and that visits to the Dominican Republic from the U.S. remained steady, with more than 1 million arrivals for the fourth consecutive year.  There are no assurances, however, that tourism in the Dominican Republic will continue to grow during 2009, and given the worldwide economic conditions which are adversely impacting discretionary spending and leisure travel, it is likely that visits by tourists will remain flat or decline in future periods.  It is also possible that more visitors to the Dominican Republic will choose to stay in hotels and more moderately priced rental villas in an effort to minimize the funds spent on travel.  As our target market is the luxury villa rental market, a decline in this market will increase our competition striving for the same shrinking market which will adversely impact our ability to generate revenues. Finally, because our business in located in the Dominican Republic we are more susceptible to the threat of hurricanes.  Historically, the majority of hurricane activity has occurred in August and September which coincides with the times when many people wish to rent vacation villas.  A decline in the luxury villa rental market in the Dominican Republic due to a decline in tourism, another terrorist attack or natural disasters would adversely affect our ability to generate revenues in future period which could lead to our inability to continue our business and operations.

WE ARE COMPLETELY DEPENDENT UPON THE EFFORTS OF OUR THREE EXECUTIVE OFFICERS, ONLY ONE OF WHOM DEVOTES FULL TIME AND ATTENTION TO OUR BUSINESS.

We do not have any employees and are dependent upon the efforts of our executive officers, which includes our only chef, Mr. Jones.  None of these individuals is a party to an employment agreement with our company, only Mr. Jones our chef devotes his full time and attention to our business and operations and we do not have key man insurance on any of these individuals.  Mr. Seeley, our president and Chief Executive Officer devotes approximately 20% of his time, or 1.5 hours a day,  to our company, and Mr. Santana Ripoll, our Chief Financial Officer, devotes approximately 5% of his time, or 8 hours a month, to our company. As our business grows, we will either seek to increase the amount of time Mr. Seeley and Mr. Santana Ripoll devote to our company or hire a full-time president and or chief financial officer, respectively. Mr. Jones devotes a minimum of 40 hours per week to our company. Our success is materially dependent upon our officer's efforts.  If we should lose the services of one or more of these individuals or if they should fail to devote sufficient time to our business, our ability to implement our business plan would be in jeopardy which could have a material  adverse impacted upon our business, financial condition, and results of our operations in future periods.

THE RELATIVE LACK OF PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM, AND THE COSTS ASSOCIATED WITH BEING A PUBLIC COMPANY,  COULD ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OF U.S. SECURITIES LAWS AND MAY PUT US AT A COMPETITIVE DISADVANTAGE.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. The three individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining internal controls over financial reporting.   Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934 which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could loose your entire investment in our company.  In addition, we will incur added legal and accounting fees as a public company  which may reduce the amount of fees available to market and grow our company . Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties and distract our management from attending to the growth of our business  which may put us at a competitive disadvantage .

____________________
(1) Press release appearing on Reuters from the
Dominican Republic Ministry of Tourism on February 26, 2009.

OUR BUSINESS OPERATIONS WILL BE HIGHLY DEPENDENT UPON OUR ABILITY TO ATTRACT AND MAINTAIN KEY EMPLOYEES WITH EXPERIENCE IN THE CATERING BUSINESS.  WE MUST BE ABLE TO ATTRACT AND RETAIN KEY PERSONNEL TO FULLY STAFF OUR OPERATIONS.

The ultimate success of our business operations will be highly dependent upon our ability to attract and maintain key employees with experience in the catering business.  The process of hiring employees with the combination of skills and attributes required to carry out our business plan is extremely competitive and time-consuming and the labor pool in the Dominican Republic of qualified candidates is limited.  We cannot guarantee that we will be able to identify and/or hire qualified personnel as and when they are needed for our operations. The inability to attract qualified personnel, could materially adversely affect our business, financial condition and results of operations.

Risks Related to our Common Stock and this Offering

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH, STOCKHOLDERS MAY HAVE MORE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics. Although we have adopted a Code of Ethics, we have not yet adopted any of these other corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. We have not adopted corporate governance measures such as an audit or other independent committees of our board of directors as we presently do not have any independent directors. If we expand our board membership in future periods to include additional independent directors, we may seek to establish an audit and other committees of our board of directors. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

BECAUSE THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK, YOU MAY FIND IT EXTREMELY DIFFICULT OR IMPOSSIBLE TO RESELL OUR SHARES.  EVEN IF A PUBLIC MARKET IS ESTABLISHED, WE CANNOT GUARANTEE YOU THAT THERE WILL EVER BE ANY LIQUIDITY IN OUR COMMON STOCK.

There is no public market for our common stock, and although we intend to seek quotation of our common stock in the over-the-counter market, there can be no assurance that a public market will ever be established.  Purchasers of our shares of common stock will face significant obstacles if they wish to resell the shares.  Absent a public market for our common stock, an investment in our shares should be considered illiquid.  Even if a public market is established, it is unlikely a liquid market will develop. Because of our small size and lack of operating history, the investment community may show little or no interest in our securities and investors may not be readily able to liquidate their investment, if at all. Investors seeking liquidity in a security should not purchase our shares of common stock.

IF WE EVER ESTABLISH A PUBLIC MARKET FOR OUR COMMON STOCK, THE TRADABILITY IN OUR COMMON STOCK WILL BE LIMITED UNDER THE PENNY STOCK REGULATIONS WHICH MAY CAUSE THE HOLDERS OF OUR COMMON STOCK DIFFICULTY SHOULD THEY WISH TO SELL THE SHARES.

If our common stock is ever included for quotation in the over the counter market, it is likely that the trading price of our common stock will be less than $5.00 per share.  In this event, our common stock will be considered a "penny stock", and trading in our common stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934.  Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks.  These requirements will severely limit the liquidity of our securities in the secondary market because few broker or dealers are likely to undertake these compliance activities.

SHOULD A TRADING MARKET FOR OUR COMMON STOCK BE ESTABLISHED, IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

If we ever establish a trading market for our common stock, it is possible that the selling security holders will offer all of the shares for sale.  Further because it is possible that a significant number of shares of our common stock could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price for our common stock assuming that a market has developed of which there are no assurances.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2008.  The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

December 31, 2008
Long-term liabilities	$0
Common stock, $0.001 par value, 500,000,000 shares authorized, 1,240,000 shares issued and outstanding	1,240
Additional paid-in capital	106,260
Accumulated deficit	(68,100)
Total stockholders' equity	$39,400
Total capitalization	$39,400

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares by the selling security holders.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no public market for our common stock.  As of the date of this prospectus, we had approximately 35 stockholders of record.

Dividends

We have never paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future because:

•	applicable provisions of Nevada law described below limit our ability to pay dividends if we do not have net income;
•	we have experienced losses since inception;
•	we have significant capital requirements in the future; and
•	we presently intend to retain earnings, if any, to finance the expansion of our business.

Future dividend policy will depend on:

•	our earnings, if any;
•	applicable provisions of Nevada law described below governing the payment of dividends;
•	capital requirements;
•	expansion plans;
•	legal or contractual limitations;
•	financial condition; and
•	other relevant factors.

The payment of dividends will also depend on our ability to declare dividends under Nevada law.  Under Nevada law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Nevada statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.  If, however, the capital of our company, computed in accordance with the relevant Nevada statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

As described elsewhere herein, our operations will be conducted through our Dominican Republic subsidiary.  There are no restrictions on the transfer of funds by a Dominican Republic company to an entity outside of the country and under the laws of the DR, there are no restrictions on a Dominican Republic entity paying dividends to its shareholders, including if such shareholder is a foreign entity, although there is a tax of 25% on all dividends which are paid.  We do not presently anticipate that our Dominican Republic subsidiary will pay cash dividends in the near future, if ever.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

       We are a recently formed, development stage company.  Our business plan is to provide food and beverage catering services to private residences (villas), corporate offices and function service providers in the locale of the north coast of the Dominican Republic, a luxury tourist destination. All of our business is conducted through our Dominican Republic subsidiary. The bank accounts of the subsidiary will be denominated in US Dollars and also Dominican Pesos. These bank accounts will enable our Dominican Republic subsidiary to operate in the usual manner in terms of paying local expenses and receiving monies due from our clients. Operating expenses in the Dominican Republic will be paid in Dominican Pesos as is standard practice for local suppliers but clients would be offered the option to pay for our services in either US Dollars or Dominican Pesos calculated at the exchange rate at any given time. Our Dominican Republic subsidiary  intends to manage its bank accounts considering income and expenditures in order to keep reserves of the appropriate currency in order to make our financial obligations.

During the balance of 2007 through December 31, 2008 our activities were primarily related to the development of our business plan, raising our initial capital and administrative start up activities including the formation of our Dominican Republic subsidiary, obtaining residency for our chef, Mr. Jones and identifying qualified employees. We intend to begin marketing our company and commence catering in the  second quarter of 2009.  Our initial marketing will encompass mailings to rental and management companies for villas, distributing flyers and advertisements in local newspapers.  As set forth below, we have budged $1,000 for these marketing costs.  In conjunction with the launch of our marketing efforts, we intend to begin offering catering services.  As we begin providing catering services, we will incur expenses directly related to the services, such as food, beverage and other costs of providing the services including rental charges for linens, serving ware and similar items, as well as expenses related to servers and kitchen staff.  We intend to hire servers and kitchen staff on an as needed, hourly basis.  However, since our business model anticipates that each catering project will be priced based on the particular menu and services to be provided and we will pass along all current food, supply and service costs at that particular time to our customers in the form of charging prices to cover all food, supply and service costs for our catering services for that particular project, we anticipate that these and any additional direct expenses we may incur in rendering the catering services would be substantially, if not completely, offset by revenues from the particular catering project as such expenses will not be part of our fixed overhead costs.  As our business grows and we hire an additional chef, we anticipate that the compensation structure for this additional employee will be substantially similar to that of our Executive Chef, Mr. Jones, and will be a percentage of the gross profit on the catering jobs handled by his team.  Our business model is centered around growing our company on a conservative basis utilizing the working capital presently available to us.  We believe that our current working capital is sufficient to fund these costs as we begin generating cash flow from our operations.  Even if we do not begin generating revenues as anticipated, or if our revenues should be lower than we anticipate, we believe our current working capital is sufficient to fund our operations until approximately November 2009.

Results of Operations

We are a development stage company which began operations in March 2007.  From inception through December 31, 2007 our activities were limited to the development of our business plan and securing our initial working capital.  We did not report any revenues for the period from our inception on March 9, 2007 to December 31, 2007 (“2007”) or during fiscal year ended December 31, 2008 ("2008").  We intend to commence catering, and commence generating revenues, in the  second quarter of 2009.

In 2007, we reported total operating expenses of $3,958, which included $3,018 of general and administrative expenses and $940 of non-cash depreciation expense.  Included in general and administrative expenses for 2007 were approximately $2,167 in travel, hotels, meals and entertainment expenses in connection with our organization and client development, and approximately $700 in incorporation costs and filing fees.

In 2008, we reported total operating expenses of $64,142, which included general and administrative expenses, legal and professional, a non-cash depreciation expense of $750 and consulting fees.  Consulting fees represent (1) a one time $20,000 consulting fee paid to our president for services rendered in relation to the preparation of the registration statement on Form S-1, of which this prospectus forms a part, and work towards obtaining a market listing for our shares common stock, (2) a one time $9,000 consulting fee paid to Mr. Jones, our chef, for his assistance in developing our business plan and our menus, and (3) $2,500 for consulting fees paid to Glendale Securities, Inc. regarding the intended application to have the company’s stock eligible for clearing electronically through the Depository Trust & Clearing Corporation.  Included in general and administrative expenses during the period was $2,402 for travel, hotels, meals and entertainment expenses in connection with our client development.  Legal and Professional expenses of $29,490 represented legal fees and audit fees in connection with the preparation of the registration statement which this prospectus forms a part, together with resident agent fees in connection with our good standing in the state of our incorporation, accountant fees to prepare year-end 2007 tax return, SEC filing fees and transfer agent fees in connection with our engagement of a transfer agent.

Because of the early stage of our company's operations, our overhead expenses are minimal.  Our President provides our company kitchen/training facilities and administrative offices at his home at no expense to us and our management currently serves without compensation.  During 2009, as we continue to implement our business plan, we anticipate that our operating expenses will increase both for marketing costs as described earlier in this section as well as expenses which are associated with professional fees and other expenses related to the registration statement of which this prospectus is a part and our obligations thereafter to comply with and file periodic reports as a public reporting company.  These fees and expenses are estimated to be approximately $25,000 to $30,000. However, given that a certain portion of anticipated operating expenses for 2009 are proportionally related to costs associated with servicing customers, we are unable at this time to quantify the amount of the overall anticipated increase in total expenses in 2009.

Liquidity and Capital Resources

At December 31, 2008 we had cash on hand of $35,491 and working capital of $35,491.  At December 31, 2007 we had cash on hand of $106,038 and working capital of $99,783.  At December 31, 2007 our liabilities were $6,255 which represented funds advanced to us by our CEO for working capital.  This amount, which did not bear any interest, was repaid in the first quarter of 2008. At December 31, 2008 we had no liabilities.

Net cash used in operating activities for the year ended December 31, 2008 was $63,392which represented cash to fund our operating loss less depreciation expense.  Net cash used in operating activities for the period of inception (March 9, 2007) through December 31, 2007 (the "2007 Comparable Period") was $3,018 which represented our cash to fund our operating loss less depreciation expense.

Net cash used in investing activities for the year ended December 31, 2008 was $900 and represented the purchase of a laptop computer.  Net cash used in investing activities in 2007 Comparable Period was $4,699 and represented the purchase of kitchen equipment to be used in our operations.

Net cash used in financing activities for the year ended December 31, 2008 was $6,255 and represented the repayment of funds advanced to us by our President for working capital.  Net cash provided by financing activities in 2007 Comparable Period was $113,755 which represented the proceeds from funds advances to us by our President for working capital and $107,500 raised through our private placement of securities.

Our cash used to date has been primarily associated with legal, audit and related fees associated with our capital raising efforts and the preparation and filing of the registration statement of which this prospectus is a part.  Because we do not incur expenses associated with rent or other general overhead and our management is serving without compensation, our recurring expenses are minimal.  Following the effectiveness of the registration statement of which this prospectus is a part, we anticipate that our monthly burn rate will be approximately $2,350 as expenses associated with our public company status, including legal and accounting fees, will increase.  While our cash used in operating activities will also increase during the  second quarter of 2009 and beyond once we begin offering catering services, we anticipate that these increased expenses will be substantially, if not completely, offset by revenues from our catering jobs in as much as  our business model provides that each catering project will be priced based on the particular menu and the current cost of food, supplies and services to be provided, and all costs for food, supply and services therefore will be passed along to the customer at that particular time in the form of charging prices to cover all food, supply and service costs for the particular catering job.

During the  second quarter of 2009 we will pay approximately $3,000 to satisfy the capital commitment of our Dominican Republic subsidiary it connection with the formation of the entity.  During the first quarter of 2009 we repaid  our President $1,500 for the expenses he loaned us in the first quarter of 2009 in connection with the formation of our subsidiary and $2,000 in connection with the successful residency application of Mr. Jones. We do not have any capital commitments and believe that our current working capital is sufficient to fund our operations for the next 9 months based upon our internal projections. If for some unseen reason we are unable to commence revenue generating operations as currently anticipated, our current cash will satisfy our operating expenses based upon the level we expect following the effective date of the registration statement of which this prospectus is a part until approximately November 2009. We do not have any off-balance sheet transaction.

The amount our future capital requirements, however, depends primarily on the rate at which we begin generating revenues and the gross profit margins we are able to achieve. Cash used for operations will be affected by numerous known and unknown risks and uncertainties including, but not limited to, our ability to successfully market our services and the degree to which competitive services adversely impact our anticipated gross profit margins.  As long as our cash flow from operations remains insufficient to completely fund operations, we will deplete our financial resources.  If our business does not grow at the rate we internally project, we may be required to seek additional capital through equity and/or debt financing.  If we raise additional capital through the issuance of debt, this will result in interest expense.  If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing stockholders will be reduced and those stockholders may experience significant dilution.  In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock.  Should it be necessary to raise additional working capital, there can be no assurance that acceptable financing can be obtained on suitable terms, if at all.  If we were unable to obtain the financing necessary to support our operations, we could be unable to continue as a going concern.  In that event, we could be forced to cease operations and our stockholders could lose their entire investment in our company.

Recent Capital Raising Transaction

From November 2007 to December 2007, we completed a private placement of 340,000 shares of common stock, at a purchase price of $.25 per share, to 32 investors.  We received net proceeds of $85,000 in connection with this transaction.  We intend to use the proceeds of this offering for professional fees and other expenses related to the registration statement of which this prospectus is a part, the cost associated with being a reporting company under the Securities Exchange Act of 1934, and for working capital for the next 9 months.

OUR BUSINESS

We are a recently formed, development stage company.  Our business plan is to provide food and beverage catering services to private residences (villas), corporate offices and function service providers in the locale of the north coast of the Dominican Republic (“DR”), a luxury tourist destination.  We are targeting our services to meet the need of family groups, tourist groups, corporate meeting and special events such as weddings that are currently limited to local restaurants and local hotels that typically provide large scale buffet services. All of our business will be conducted through our Dominican Republic subsidiary, Servicios De Banquetes Costa Norte SA (North Coast Catering Services SA).

Our target market

The DR surpassed all other Caribbean countries in the number of tourist arrivals in 2007, according to the Caribbean Tourism Organization (CTO).  The DR experienced a slight visitor increase in 2008 despite the international economic slowdown.  According to a recent report issued by the DR Ministry of Tourism , arrivals increased slightly in 2008 with over 3.4 million guests choosing the DR as their vacation destination, a 1.45 % increase compared to 2007. Visits to the DR from the U.S. remain steady, with more than 1 million arrivals for the fourth consecutive year. In addition, North American arrivals to the DR exceeded those from Europe for the fourth successive year by approximately 24% . Felix Jimenez, Tourism Minister of the DR, stated in March 2008 that the increase in travel has come about thanks to the government's increased spending on publicity, adding that during the last three years the average spending on tourism promotion was about US$23.3 million.  Based upon flight arrival information published online at www.godominicanrepublic.com, we believe that approximately 15% of the millions of travelers to the DR visit and stay in the north coast of the DR.

The villas we are targeting are rented in the price range of US $10,000 - $40,000 per week and we estimate there are approximately 500 of these luxury villas in our target market on the north coast of the DR and within a 60-mile radius of Sousa where we are located. The villas generally accommodate 6 to 30 persons, and are generally rented weekly or monthly. During season, described below, there is generally a minimum nightly stay of 3 or 5 nights.  Based upon our informal survey of the rental villas available, we believe that each of the villas we are targeting include a full kitchen equipped with cooking utensils and appliances, and dining facilities which are appropriate for the number of guests it is designed to accommodate.

In identifying a potential market niche, we took into consideration the number of exclusive villas in the local area, the number of tourists who visit the north coast of the Dominican Republic annually and the numbers of local restaurants with the frequency with which consumer food services are utilized on a daily basis.  We believe that the appeal of a visiting catering service as an alternative to what is currently available in the local culinary marketplace will permit us to establish a niche in this market.

Our business plan also includes catering function events such as parties and weddings; we believe that our initial target area is a very popular area for weddings. We would, however, only be able to cater for functions when the service provider or location has appropriate kitchen facilities and, for functions with more than 30 persons, when the service provider has a full serving and kitchen staff available to assist us.  Otherwise we would be limited in the size of such a function that we could cater to a maximum of 30 to 36 persons.

We also intend to cater corporate office affairs.  Although we anticipate that catering to corporate offices in the north coast of the DR will be very minimal, since the area is a vacation destination with few corporate offices, if our business model proves to be successful, we would consider establishing an office near Santo Domingo, the capital city of the DR.

We will be subject to seasonality as every business experiences on the North Coast of the DR. Occupancy rates are generally higher during the months of January through April, and lowest in September through November. Although we believe the "hurricane season" undoubtedly contributes to the seasonal demand pattern, it is the region's dependence on leisure demand that influences the seasonality to the greatest degree.

We intend, however, to also focus on residents, as our service is not restricted only to tourists as it is our hope to build a repeat customer client base of local residents.  We believe that of the 500 villas that we are targeting, between 200 and 250 of these luxury villas may be owner occupied or under long term rental contracts.  We believe that a market for our visiting catering services exists at these villas for special events such as birthdays, holidays, anniversaries, house parties and other special occasions, especially if large numbers of guests are to be attending as our professional catering service will allow the villa residents to enjoy the occasion while avoiding the work and stress associated with preparing and serving such an event in one’s own home.  As with the tourist rental market for luxury villas, based upon our informal survey of real estate costs associated with these owner occupied or longer term rental villas we believe the owner/lessee is able to afford our services.

Our proposed operations

Our business plan is to operate a catering company which provides onsite services.  We anticipate that our clients will generally be located within a two-hour drive of our initial operations center in Sousa which is a radius of approximately 60 miles.  This radius will include the principal tourist destinations between the towns of Cabrera and Cofresi, on the north coast.

The catering service to be offered will be either a full day’s menu of breakfast, snacks, lunch, canapés, dinner, or any combination thereof based on minimum number of persons served and/or a minimum charge.   We intend to use only fresh ingredients, not processed or frozen, and our menus will be created around ingredients that can be obtained fresh.  We presently anticipate that prices will be based on USD $200 per person for a full day's menu or USD $100 per person for dinner, excluding alcoholic beverages.

Mr. Jones, a member of our board of directors and a chef for the past 17 years will be responsible for developing all menus.  All menus will include canapés to start and petit fours to finish.  Our primary focus will be on offering gourmet meals using  fresh ingredients. The sample dinner menu for a week is as follows:

Day 1:	Shiitake Mushrooms, Aged Parmesan and White Truffle Risotto
Sorbet of the Day
Seared Fillet of Tuna with Moroccan Cous-Cous and a Balsamic and Tomato Coulis
Glazed Apple Tart–Tatan with Homemade Vanilla Ice Cream and Butterscotch Sauce
Petit Fours

Day 2:	Shrimp and Lobster Open Ravioli with a Dill and Saffron Sauce
Sorbet of the Day
Herb Crusted Rack of Lamb, Roasted Garlic and Rosemary Jus and Galette Potato Cake
Tulip Basket filled with Fresh Berries and Mango and served with a Mint Anglaise Sauce

Day 3:	Salmon Tartare with Russian Caviar, Bilins and Lemon
Sorbet of the Day
Seared Breast of Duck in a Honey and Cinnamon Sauce with Sweet Potato Puree
Hot Coconut Soufflé served with a Pineapple Ice Cream

Day 4:	Frois Gras and Artichoke Terrine with Pickled Baby Vegetables and Truffle Oil
Sorbet of the Day
Grilled Lobster Tail in a Saffron and Chive Butter Sauce with Jasmine Flavored Rice
Raspberry Crème Brulee

Day 5:	Sautéed Tiger Shrimps and Scallops served on a bed of Angel Hair Pasta, Shellfish and Tarragon Broth
Sorbet of the Day
Roasted Tenderloin of Angus Beef with Wild Mushrooms and Onion Marmalade
Chocolate Tart with Orange Crème Anglaise and Tuiles Biscuits

Day 6:	Twice Baked Stilton Cheese Soufflé with Poached Pears and Walnuts and a Cranberry Coulis
Sorbet of the Day
Baked Fillet of Chilean Sea-Bass with Salmon Caviar and Chive Butter Sauce and a Risotto Rice Cake
Iced Passionfruit Terrine with Candied Pineapple and Mango Coulis

Day 7:	BBQ with: -
Whole Suckling Pig
Lobsters in Lemon Grass and Coconut
Dorado Cooked in Banana Leaves
Rare Tuna, Nicoise Style
Lamb Cutlets in Mint and Honey
Jerked Pork, Jamaican Style
Selection of Salads, Potatoes and Vegetables
Desert Table

As a start up, and since we currently have only one chef, we can cater only one event at a time. It is our intention that Mr. Jones will be catering each event as chef, and once suitable persons have been retained, with the help of a waiter and an assistant in the pre-preparation of the menu items. We intend to employ and train local people initially to help with food preparation and serving and potentially to train a chef(s) if we identify someone with the aptitude. If no suitable chefs are available locally, we would extend our search globally. With a trained chef, meeting our standards, they could chef independently from Mr. Jones in another villa simultaneously. We will also need to employ an additional chef, general manager and employees in order to expand our services to other areas outside the tourist destinations between the towns of Cabrera and Cofresi, such as Santo Domingo, or Casa de Campo/La Romana or Punta Cana.  Our plans to expand, by hiring another chef to service our initial location or expand into another location outside of the tourist destinations between the towns of Cabrera and Cofresi, will depend on the demand for our services and the availability of a qualified chef(s).  We cannot provide any estimation as to any expansion of our business.

Our catering team will bring the groceries/food with them to the villas. We intend to purchase all groceries/food items from the towns of Sosua and Santiago. We anticipate that the ingredients used in our food will be purchased from local sources, including local markets and purveyors. There are a number of potential suppliers in each food category, such as fish, meat and produce, in these towns as well as for all other ingredients necessary for the preparation of food.  Our business plan is to prepare all food at the client’s villa. Although we have not established relationships with food suppliers at this time, we do not anticipate any difficulty in obtaining fresh ingredients since there are a number of potential suppliers in each food category, such as fish, meat and produce, in these towns as well as for all other ingredients necessary for the preparation of food.

We will also make an assessment of the kitchen facility and determine what utensils of food preparation items, if anything, we will need to bring with us to enable us to prepare the menu items.  Our initial office, and any additional office, will be equipped with all utensils and food preparation items necessary to prepare the items on our menus.

The pricing for each catering will be on a case by case basis based on the particular menu and food selected by the customer, and the actual costs for all food, supplies and services for the particular catering. Quotes given on advanced bookings will be subject to adjustment should the price of any ingredients rise or fall significantly between the date of booking and the date of service with menus also to be subject to change should any event render any items unavailable, for example, an outbreak of Mad Cow Disease in the United States  might restrict our ability to serve USDA grade beef.  Our business model provides that we will pass along to each customer the actual costs associated with each catering.

Initially, we are locating our offices at the home of our President. We have equipped this office with a full kitchen, as we intend to do in all additional offices we may establish.  This office, as will all offices, will be used for training our employees. Mr. Jones will train all employees.

Our ability to manage multiple locations will be central to our overall success.  While our Executive Chef has extensive restaurant experience, we acknowledge that our management must include highly skilled personnel at all levels.  In each geographic area that we conduct business, our first geographic area being the north coast of the DR within a 60 mile radius of Sosua, we will place specific emphasis on the position of and hire a general manager and will seek employees with significant restaurant experience and management expertise.

The General Manager of each geographic location, assuming future expansion, will report directly to the President and Executive Chef.  We will strive to maintain quality and consistency in each of our locations through the careful training and supervision of personnel and the establishment of, and adherence to, high standards relating to personnel performance, food and beverage preparation, and maintenance of our utensils.  We believe that we will be able to attract high quality, experienced restaurant and management personnel by paying competitive wages and salaries.  Staffing levels will vary according demand, but, in general, we estimate each geographic location will require between 5 and 20 employees.  We believe that all employees will come from the local area and we will have no difficulty retaining qualified employees.  Our employees will be retained on a part-time as needed basis.

All employees will be required to complete a training program at our offices in the particular geographic location. Currently, all training will be conducted in our initial geographic location at the home of our president. Currently, all training will be conducted by our Executive Chef, Mr. Jones.  During this training, the employees will be instructed in areas such as food quality and preparation, customer service, preparation of our menu items and employee relations.  Our "Opening Team," which currently consists of our Executive Chef, Mr. Jones, but in time we intend for a chef trained by Mr. Jones to head the Opening Team,  will spend between six and eight weeks at a new geographic location training personnel.  Management will strive to instill enthusiasm and dedication in its employees, regularly solicit employee suggestions concerning operations and will endeavor to be responsive to employee concerns.  In addition, we intend to implement programs designed to recognize and reward employees for superior performance.

Our Dominican Republic subsidiary

      We, as a foreign entity not formed under the laws of the DR, are not permitted to conduct business in the DR and have formed a subsidiary, Servicios De Banquettes Costa Norte SA (North Coast Catering Services SA), incorporated in the DR in September 2008  for all business to be conducted through.   A minimum capital contribution of approximately $3,000 and a minimum of seven (7) shareholders is required by law to incorporate a company in the DR.  The subsidiary has 1,000 shares issued and outstanding and owned as follows:  our company owns 994 shares or  99.4% of the equity interest in the subsidiary and the remaining 6 shareholders,  who each own 1 share or .1%, are our directors, Robert Seeley, Stuart Wayne Jones, and Virgilio Santana Ripoll , and three individuals who are friends of our directors, Euguenia Gueorguieva Akrabova De Panov, Fedir Nikolayev, Miguel Adolfo De La Rosa.  Mr. De La Rosa is also one of our shareholders. The six individual shareholders will not receive any remuneration for acting as shareholders of our subsidiary but will be entitled by law to receive any profits of the subsidiary in proportion to their equity interest. Our directors also serve as the sole officers and directors of the subsidiary. The capital contribution will be due and payable, and will be paid, in the  second quarter of 2009. Thereafter, the subsidiary will be required to file and pay its year-end tax return with the local tax authority to remain in good standing with the Dominican Republic.

Marketing and Promotion

We may utilize a variety of marketing techniques to inform the public about our gourmet catering services.  These may include:

•	Mailings to rental companies and offices, and central management of exclusive villa communities, function service providers, including hotels, and corporate offices and local business;
•	Sampling days at food tents in exclusive villa communities;
•	Local Newspaper, Radio and TV advertising;
•	Distributing flyers;
•	Brochures provided in the villas, with the consent of the villa management or owner; and
•	Word of mouth

Competition

The food service industry is intensely competitive with respect to food quality, concept, location, service and price.  In addition, there are many well-established food service competitors in the areas we intend to do business, with substantially greater financial and other resources, including but not limited to established businesses and loyal customers. We believe that we will also be competing with other full-service dine-in restaurants which are generally locally owned restaurants as there are no national or regional, restaurants or catering services currently in operation on the north coast.

Competition in the food service business is often affected by changes in consumer tastes, national, regional and local economic and real estate conditions, demographic trends, the cost and availability of labor, purchasing power, availability of product and local competitive factors.

We will attempt to manage or adapt to these factors, but realize that some or all of these factors could cause our proposed business plans to fail or revenues to be adversely affected.

Our pricing policy will be established by canvassing the area of other related diner-type operations, maintaining a pricing structure that is competitive after factoring in labor, food and operating cost for each location.

We believe that our concept, including our intended use of only fresh ingredients, our intended competitive prices and our intended gourmet quality of food and service will differentiate us from our competitors.

We believe that the number of high-end restaurants and exclusive restaurants/hotels offering fine dining in tasteful surroundings in the target area of the Dominican Republic in which we will operate are limited, whereas luxury villa accommodations are common place.  We believe that there may be as many as approximately 50 catering services and restaurants which target the casual dining and fine dining market.  We do not believe, however, that there are currently any companies offering a visiting catering service similar to our business plan in the local area.

Government and Industry Regulation

Restaurants are subject to licensing and regulation by national and local health, sanitation, safety, fire and other authorities and are also subject to national and local licensing and regulation of the sale of food and beverages.  However, since our services will be provided in private residences it negates the need for us to comply with any such regulations or to obtain any license for food preparation. Where we provide our services to function rooms, hotels, and the like, the responsibility for such matters will fall with the proprietor of the property in question.

Because our business depends, in part, on our ability to anticipate and react to changes in food costs, any increase in tariffs imposed by the Dominican government could adversely impact our business.  The Dominican Republic uses the Harmonized Tariff System (HTS) for commodity classification and taxes and duties for imported goods are calculated on the ad valorem price with the basic import tax ranging from 0% to 30%.  Dominican tariffs are bound by the World Trade Organization (WTO) standards for all commodities, with the exception of the following eight agricultural commodities for which tariff rate quotas have been established: rice, sugar, chicken parts, pork, corn, onions, milk powder and garlic.  There is also a consumption tax for luxury imports or "non-essential" goods that ranges between 15% and 80% and includes, among others, whiskey.  The government also imposes a 16% tax on processed food products and all non-food products.  While we are not aware of any pending or probably regulation which would increase these taxes or provide new taxes on food products we may use in our business, it is likely that if taxes were raised that our suppliers would in turn pass along the increase to their customers in the form of higher prices.  While we would seek to proportionally raise our prices, there are no assurances we would be able to do so as a result of the competitive nature of our target market.  In that event, our future margins could be adversely impacted.

Employees

At present, we have no employees other than our three officers, each of whom devote only part of their time to our business operations.

Description of Property

We currently operate without charge out of space donated by our President in his home. Management has agreed to continue this arrangement until such time as the scale of operations warrant and require relocation to a larger facility, whether leased or purchased. This space consists of 15 square feet of executive office space and 15 square feet of kitchen and training space. We believe that this space is sufficient for us at this time to conduct our operations in the north coast of the DR between the towns of Cabrera and Cofresi.  We will need to obtain additional offices if we expand to other geographic locations.

Our History

We were incorporated under the laws of the State of Nevada on March 9, 2007.

Legal Proceedings

We are not a party to any pending or threatened legal proceedings.

MANAGEMENT

Directors and Executive Officers

Name	Age	Positions
Robert Seeley	34	Chief Executive Officer, President, Secretary and Director
Virgilio Santana Ripoll	32	Treasurer, Chief Financial Officer, Chief Accounting Officer and Director
Stuart Wayne Jones	41	Director

Robert Seeley has been our Chief Executive Officer, President, Secretary and a member of our board of Directors since inception in March 2007, and is also president and treasurer of our Dominican Republic subsidiary since its formation in September 2008. Mr. Seeley received a BSc(Hons) (Bachelors of Science with Honors) degree in Economics from the Queen Mary College, University of London in 1995.  Since March 2001, Mr. Seeley has been Lead Consultant and Logistics and Operations Manager for HE Capital SA, a financial consultancy firm, located in Sosua, Dominican Republic. From April 2000 to March 2001, Mr. Seeley was Trading, Logistics and Operations Manager with FN Stockbrokers Ltd, located in Charlestown, Nevis. From February 1997 to April 2000, Mr. Seeley was with UBS, one of the world’s leading financial firms, located in London, England. From February 1998 to April 2000, Mr. Seeley was Operations Controller for UK Equity New Issues and UK Equity Special Situations with the Dept. Corporate Broking Support, London, England.  From February 1997 to February 1998, Mr. Seeley was Supervisor of UK Equity Client Settlements with Dept. UK Equity Operations, London, England.

Virgilio Santana Ripoll  has been our Treasurer, Chief Financial Officer, Chief Accounting Officer and a member of our board of directors since our inception in March 2007,  and is also Commissioner of our Dominican Republic subsidiary since its formation in September 2008. Mr. Santana Ripoll received an accountant degree summa cum laude from the Universidad Tecnologica De Santiago-UTESA   (Technological University of Santiago) in 1998, a Master in Business Administration in  2001, a  Masters in Business Administration-International Finances in 2003  and a Masters in Business-Economy and Money Markets in 2005 from the PUCMM University in the Dominican Republic (Pontificia Universidad Católica Madre y Maestra - Pontifical Catholic University Mother and Teacher). From 1990 to 1995 Mr. Santana Ripoll was Operation Manager with Banco Popular Dominicano, a bank in the Dominican Republic, working in several branches across the country. From 1995 to 1998, Mr. Santana Ripoll was general controller for the Caribbean Area for Occidental Hotels & Resorts, formerly Allegro Resorts Corporation and Cristal Americas, S.A. From 1998 to 2001, Mr. Santana Ripoll was in house manager and controller with Hacienda Resorts. His duties included taking charge of the management of every financial department of the local and overseas hotels of Hacienda Resorts. Since 2001, Mr. Santana Ripoll has been working as Controller (accountant) for HE Capital SA, a financial consultancy firm, located in Sosua, Dominican Republic.

Stuart Wayne Jones has been a member of our board of directors since inception in March 2007, and is also Vice President and Secretary of our Dominican Republic subsidiary since its formation in September 2008. Mr. Jones received a City and Guilds Certificate NVQ (National Vocational Qualification) in Advanced Culinary Skills 706/1 and 706/2 from Coleg Llandrillo Cymru, formerly Llandrillo Technical College, in 1984.  From May 2005 to January 2007, Mr. Jones was Head Chef for Life’s Kitchen, London, England, where he was responsible for both the creation of all original menus and for the selection and hiring of all kitchen staff. From January 2005 to May 2005, Mr. Jones was a private chef under a four month contract for the villas of Peter Island Resort, British Virgin Islands, W.I. From October 2004 to December 2004 Mr. Jones held temporary positions as acting Sous Chef at The Feathers Hotel, Woodstock, England, an AA 2 Rosette awarded restaurant and The Metropole, Llandrindod Wells, Wales, an AA Rosette awarded restaurant while awaiting the work permit for the British Virgin Islands. From January 2004 to September 2004, Mr. Jones was Head Chief in the Spice Island Beach Resort, Grenada, W.I., a 66 room, 4 Star, luxury beach resort hotel, which resort sustained severe hurricane damage in September 2004. From October 2003 to December 2003, Mr. Jones was a private chef under a three month contract to HE Capital SA, a financial consultancy firm, located in Sosua, Dominican Republic. From April 2003 to October 2003, Mr. Jones worked as a contract caterer for Admiral Group, London, England, a catering agency. From January 2003 to March 2003, Mr. Jones was a private Chef under a three month contract for a private villa in Nevis, W.I. From June 2002 to January 2003, Mr. Jones worked as Head Chef at the White Hart Public House, Fyfield, Oxford, England, preparing between 60 and 100 homemade covers with Country Pub fare. From March 1991 to May 2002, Mr. Jones was Sous Chef/Head Chef at Montpelier Plantation Inn, Nevis, West Indies., a 17 room country house hotel, serving between 50 and 70.

There are no family relationships between any of the executive officers and directors.  Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified.

Mr. Seeley devotes approximately 20% of his time to our company. As our business grows, we will either seek to increase the amount of time Mr. Seeley devotes to our company or hire a full-time president. Mr. Santana Ripoll devotes approximately 5% of his time to our company. As our business grows, we will either seek to increase the amount of time Mr. Santana Ripoll devotes to our company or hire a full-time chief financial officer.  Mr. Jones devotes all of his time to our business.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics to provide guiding principles to all of our employees. Our Code of Business Conduct and Ethics does not cover every issue that may arise, but it sets out basic principles to guide our employees and provides that all of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. Any employee which violates our Code of Business Conduct and Ethics will be subject to disciplinary action, up to an including termination of his or her employment. Generally, our Code of Business Conduct and Ethics provides guidelines regarding:

•	compliance with laws, rules and regulations,
•	conflicts of interest,
•	insider trading,
•	corporate opportunities,
•	competition and fair dealing,
•	discrimination and harassment,
•	health and safety,
•	record keeping,
•	confidentiality,
•	protection and proper use of company assets,
•	payments to government personnel,
•	waivers of the Code of Business Conduct and Ethics,
•	reporting any illegal or unethical behavior, and
•	compliance procedures.

In addition, we have also adopted a Code of Ethics for our Chief Executive Officer and Senior Financial Officers. In addition to our Code of Business Conduct and Ethics, our CEO and senior financial officers are also subject to specific policies regarding:

•	disclosures made in our filings with the SEC,
•	deficiencies in internal controls or fraud involving management or other employees who have a significant role in our financial reporting, disclosure or internal controls,
•	conflicts of interests, and
•	knowledge of material violations of securities or other laws, rules or regulations to which we are subject.

A copy of our Code of Business Conduct and Ethics has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.

Director Independence; Committees of the Board of Directors

As our Board of Directors is comprised of individuals who were integral in the founding and operations of our company, we do not have any directors who are “independent” within the meaning of definitions established by the Securities and Exchange Commission.  We anticipate that if we expand our Board of Directors in the future, that we will seek to include members who are independent.  Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors.

Our Board of Directors has not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, or any committee performing a similar function. The functions of those committees are being undertaken by the entire board as a whole. Our board of directors does not believe that it is necessary to have such committees because it believes the functions of such committees can be adequately performed by our Board of Directors as a whole.  Further, since our securities are not listed on an exchange, we are not subject to any qualitative requirements mandating the establishment of any particular committees.

We do not have a policy regarding the consideration of any director candidates which may be recommended by our shareholders, including the minimum qualifications for director candidates, nor has our Board of Directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our shareholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors. Given the nature of our operations and lack of directors and officers insurance coverage, we do not anticipate that any of our shareholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.

None of our directors is an "audit committee financial expert" within the meaning of Item 407(d)(5) of Regulation S-K. In general, an "audit committee financial expert" is an individual member of the audit committee or Board of Directors who:

•	understands generally accepted accounting principles and financial statements,
•	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
•	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,
•	understands internal controls over financial reporting, and
•	understands audit committee functions.

We believe that the members of our Board of Directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.  We believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes all compensation recorded by us in fiscal year 2008 and 2007, since our formation in March 2007, for our principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000 and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at December 31, 2008.  The value attributable to any option awards is computed in accordance with FAS 123R.

SUMMARY COMPENSATION TABLE
NAME AND PRINCIPAL POSITION (A)	YEAR (B)	SALARY ($) (C)	BONUS ($) (D)	STOCK AWARDS ($) (E)	OPTION AWARDS ($) (F)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($) (G)	NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($) (H)	ALL OTHER COMPENSATION ($) (I)	TOTAL ($) (J)

Robert Seeley(1)	2008	0	0	0	0	0	0	$20,000(2)	$20,000
	2007	0	0	0	0	0	0	0	0

1.  Mr. Seeley has served as our Chief Executive Officer, President since March 2007, the date our company was incorporated.
2.  All Other Compensation includes a one time $20,000 consulting fee paid February 2008 for services rendered in relation to the preparation of the registration statement on Form S-1, of which this prospectus forms a part, and work towards obtaining a market listing for the shares of our common stock.

How our Executive Officers Compensation Will be Determined

We are not a party to an employment agreement with any of our executive officers and we do not presently compensate them for their services to us.  Compensation for our executive officer will be arbitrarily determined from time to time by the Boards of Directors, of which each executive officer is a member. In determining the amount of compensation to be paid, it is anticipated that such Board of Directors will arbitrarily settle upon an amount representing a salary and a benefit package. It is anticipated that the amount of compensation will not be tied to any performance goals or other traditional measurements and may be increased from time to time at the sole discretion of such Board.  Once we begin offering catering services it is anticipated that Mr. Jones, who will serve as our Executive Chef, will be compensated in an amount equal to 25% of the gross profit from our catering services up to a maximum of $50,000 annually.  It is not anticipated that he will be paid any specific minimum amount or guaranteed amount of compensation.  Presently, we do not intend to compensate either Mr. Seeley or Mr. Santana Ripoll until such time as we have begun generating consistent revenues and are reporting profitable operations.  We are not able at this time to predict when we may begin paying compensation or what the amounts of that compensation will be.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2008:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)

Robert Seeley[1]	0	0	0	Na	Na	0	0	0	0

(1)  Mr. Seeley has served as our Chief Executive Officer, President since March 2007, the date our company was incorporated.

Compensation Plan

We have not adopted any equity compensation or similar plans.

Director Compensation

Our Board of Directors is comprised of Messrs. Seeley, Santana Ripoll and Jones.  Our directors do not receive any compensation for their services as a member of the Board of Directors.  Compensation paid to Mr. Seeley, who is also an executive officer, is provided under the Summary Compensation Table. The following table provides information concerning other compensation during 2008 to Messrs  Santana Ripoll and Jones.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Virgilio Santana Ripoll	-	-	-	-	-	-	-
Stuart Wayne Jones[1]	-	-	-	-	-	$9,000	$9,000

       1            All Other Compensation includes a one time consulting fee of $9,000 paid October 2008 for services rendered in developing our business plan and menus.

We have not established standard compensation arrangements for our directors and the compensation, if any, payable to each individual for their service on our Board will be determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf.  No member of our Board of Directors received compensation for their services for the fiscal year ended December 31, 2007.

Limitation on Liability

Under our articles of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	breach of the director's duty of loyalty to us or our shareholders;
•	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
•	a transaction from which our director received an improper benefit; or
•	an act or omission for which the liability of a director is expressly provided under Nevada law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Nevada law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not entered into any transactions with our affiliates. Any transaction we enter into in the future with any affiliate will be approved, and the terms thereof determined, by our board of directors excluding interested members of the board, if any. We intend for the terms of any transaction with an affiliate, if any, be at least as beneficial to us as terms we could obtain from unaffiliated third parties.

Loans from director

During the year 2007, Robert Seeley, Cheif Executive Officer, President and a director of our company, made certain loans to the company in the aggregate amount of approximately $6,255 to facilitate the start up of the operation. No promissory note was created, the amount was due on demand and the loans did not bear interest.  As of the date of this prospectus, we satisfied these loans from the proceeds of the November/December 2007 private offering. During the first quarter of 2009, we repaid Mr. Seeley advances he made  the Company in the  aggregate of $ 3,570 for the following: $1,500 to pay legal fees and taxes in connection with the formation of our Dominican Republic subsidiary, $2,000 to pay the costs associated with the application for residency of Mr. Jones and $70 for translation secretarial assistance of the documents associated with the formation of our subsidiary. No promissory note was created, the amount is due on demand and the advances did  not bear interest.

Consulting fee to our Officers

      On February 7, 2008, a one time consulting fee of $20,000 was paid to our President for services rendered in relation to the preparation of the registration statement on Form S-1, of which this prospectus forms a part, and work towards obtaining a market listing for the shares of our common stock.  No written agreement was entered into between our company and our president for such consulting services. On October 31, 2008, a one time consulting fee of $9,000 was paid to Mr. Jones, our chef and member of our board of directors for his assistance in developing our business plan and menus.
DR subsidiary shareholders entitled to profits

             We, as a foreign entity not formed under the laws of the DR, are not permitted to conduct business in the DR and have formed our DR subsidiary, for all business to be conducted through.   A minimum of seven (7) shareholders is required by law to incorporate a company in the DR.  The subsidiary has 1,000 shares issued and outstanding and owned as follows:   our company owns 994 shares or 99.4% of the equity interest in the subsidiary and the remaining 6 shareholders, who each own 1 share or .1%,. are our directors, Robert Seeley, Stuart Wayne Jones, and Virgilio Santana Ripoll, and three individuals who are friends of our directors, Euguenia Gueorguieva Akrabova De Panov, Fedir Nikolayev, Miguel Adolfo De La Rosa.  Mr. De La Rosa is also one of our shareholders. The six individual shareholders will not receive any remuneration for acting as shareholders of our subsidiary but will be entitled by law to receive any profits of the subsidiary in proportion to their equity interest. As of the date of this Prospectus, our subsidiary has not generated any revenues.

Director Independence

Our Board of Directors has determined that it does not have a member that is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows certain information regarding our voting securities beneficially owned as of the date of this prospectus, by:

•	each person who is known by us to own beneficially or exercise voting or dispositive control over 5% or more of our common stock;
•	each of our directors;
•	each of our named executive officers, as such term is defined in Item 402(a)(3) of Regulation S-K; and
•	all our officers and directors as a group.

Under federal securities laws, a person is considered a beneficial owner of any securities that the person owns or has the right to acquire beneficial ownership of within 60 days.  Beneficial ownership may also attribute shares owned of record by one person to another person, such as the record holder’s spouse, minor children, corporation or other business entity. As of the date of this prospectus, there were 1,240,000 shares of our common stock, the sole outstanding class of voting securities, outstanding. Except as otherwise indicated, we have been informed that the persons identified in the table have sole voting and dispositive power with respect to their shares. Unless otherwise indicated, the business address of each person listed is in care of 38 Playa Laguna, Sosua, Dominican Republic.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Robert Seeley	360,000	29.03%
Virgilio Santana Ripoll	180,000	14.52%
Stuart Wayne Jones	360,000	29.03%

Officers and Directors as a group (3 persons)	900,000	72.6%

Securities Authorized For Issuance Under Equity Compensation Plans

We have not adopted any equity compensation or similar plans.

DESCRIPTION OF SECURITIES

Common Stock

We are currently authorized to issue up to 500,000,000 shares of common stock, par value $.001 per share. As of the date of this prospectus, there are 1,240,000 shares of our common stock outstanding.

Common stockholders share dividends on a proportionate basis, as may be declared by the board of directors. Upon our liquidation, dissolution or winding up, after payment to creditors, our remaining assets, if any, will be divided proportionately on a per share basis among the holders of our common stock.

Each share of our common stock has one vote. Holders of our common stock do not have cumulative voting rights. This means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. In that event, the holders of the remaining shares will not be able to elect any directors. Our by-laws provide that a majority of the outstanding shares of our common stock constitute a quorum to transact business at a stockholders’ meeting. Our common stock has no preemptive, subscription or conversion rights, and our common stock is not redeemable.

Transfer Agent

The transfer agent for our common stock is Empire Stock Transfer, Inc. located at 2470 Saint Rose Pkwy, Suite 304, Henderson, NV 89074. Its telephone number is (702) 818-5898.

SELLING SECURITY HOLDERS

This prospectus relates to periodic offers and sales of  shares of our common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which shares include:

•	340,000 shares issued pursuant to a private placement of securities in November and December 2007, and
•	180,000 shares issued to and owned by our management.

The following table sets forth:

•	the name of each selling security holder;
•	the amount of common stock owned beneficially by each selling security holder;
•	the number of shares that may be offered by each selling security holder pursuant to this prospectus;
•	the number of shares to be owned by each selling security holder following sale of the shares covered by this prospectus; and
•
the percentage of our common stock to be owned by each selling security holder following sale of the shares covered by this prospectus (based on 1,240,000 shares of common stock outstanding as of the date of this prospectus).

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to outstanding voting securities, as well as any voting securities which the person has the right to acquire within 60 days, through the conversion or exercise of any security or other right.  The information as to the number of shares of our common stock owned by each selling security holder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this prospectus, from time to time, to update the disclosure set forth in the table.  Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling security holders upon termination of this offering.  We have, therefore, assumed for the purposes of the following table, that the selling security holders will sell all of the shares owned beneficially by them, which are covered by this prospectus, but will not sell any other shares of our common stock that they presently own.

Name of Selling Security Holder	Number of Shares Owned Beneficially Prior to this Offering	Number of Shares Available Pursuant to this Prospectus	Number of Shares Owned After Offering	Percent of Class After Offering
Ramon Antonio Almont Almonte	10,000	10,000
Laura Mercedes Angeles Moncion	10,000	10,000	—	—
Hamlet Eduardo Baez Mir	10,000	10,000	—	—
Patricia Josefina Baez Rio	10,000	10,000	—	—
Josue Salvador Betancourt Jimenez	10,000	10,000	—	—
Virgilio Osvaldo De La Rosa Corporan	5,000	5,000	—	—
Miguel Adolfo De La Rosa Corporan	20,000	20,000	—	—
Bianka Yamiris del Rosario Corcino	10,000	10,000	—	—
Patricia Carolina Dilone Gil	15,000	15,000	—	—
Lucilo de los Santos Feliz	10,000	10,000	—	—
Gregory de Jesus Gonzalez Perez	10,000	10,000	—	—
Stuart Wayne Jones(1)	360,000	60,000	300,000	24.19%
Harold Delanoy Lambertus Feliz	10,000	10,000	—	—
Jenyfer Martinez Perez	10,000	10,000	—	—
Dominga Melo Corporan	15,000	15,000	—	—
Floralba Mercedes Melendez	5,000	5,000	—	—
Marylaine Mercedes Melendez	5,000	5,000	—	—
Omar Harold Payano Castro	10,000	10,000	—	—
Armando Jose Perez Acosta	15,000	15,000	—	—
Cesar Ariel Ramirez de la Rosa	10,000	10,000	—	—
Edison Rodriguez Dominguez	15,000	15,000	—	—
Luis Aquiles Rodriguez Rodriguez	10,000	10,000	—	—
Jose Rafael Romero Llanes	10,000	10,000	—	—
Fanny Maria Saldaña Jordan	5,000	5,000	—	—
Virgilio Santana Ripoll(2)	180,000	60,000	120,000	9.68%
Fanny Mercedes Saldaña Jordana	5,000	5,000	—	—
Nilsa Mercedes Saud Geraldino	10,000	10,000	—	—
Robert William Seeley(3)	360,000	60,000	300,000	24.19%
Gabriella Marie Senior Gonzalez	15,000	15,000	—	—
Ricardo Martin Susana Luna	10,000	10,000	—	—
Jose Aristides Tamayo Gonzalez	10,000	10,000	—	—
Josseph Oraddis Tavera Rosa	10,000	10,000	—	—
Victoria Altagracia Thomen Ginebra	10,000	10,000	—	—
Jose Manuel Villaman Ortiz	20,000	20,000	—	—
Carlos Antonio Wheatly Vasquez	10,000	10,000	—	—

(1)           Mr. Jones is our Executive Chef and a member of our board of directors.
(2)	Mr. Santana Ripoll is our Treasurer, Chief Financial Office, Chief Accounting Officer and a member of our board of directors.
(3)           Mr. Seeley is our Chief Executive Officer, President, Secretary and a member of our board of directors.

None of the selling security holders are broker-dealers.  None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section.

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items.  We will not pay selling commissions and expenses associated with any sale by the selling security holders.

PLAN OF DISTRIBUTION

The selling security holders will offer and sell their shares, if they choose to offer and sell their shares, at $0.30 per share until our shares are quoted in the OTC Bulletin Board market or on a national securities exchange and thereafter at prevailing market prices or privately negotiated prices. This initial offering price of $0.30 per share was arrived at based in part upon our private placement in November/December 2007 in which we sold shares of our common stock at $0.25 per share and that following the date of this prospectus the shares will be registered and not restricted for resale. The offering price of the shares in our private placement was determined by us and does not necessarily bear any specific relation to our assets, book value or potential earnings or any other generally recognized criteria of value.  Our common stock is presently not traded on any market or securities exchange. Following such time as our shares of common stock are quoted in the OTC Bulletin Board market or on a national securities exchange, if ever, each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility, on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (FINRA) NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock..

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person.  We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Shares Eligible For Future Sale

At the date of this prospectus, we had 1,240,000 shares of common stock issued and outstanding, of which approximately 720,000 shares are "restricted securities" and 520,000 shares are registered for resale pursuant to the registration statement that this prospectus forms a part.  In general, under Rule 144, as currently in effect, a person, or person whose shares are aggregated, who is not our affiliate or has not been an affiliate during the prior three months and owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to make unlimited public resales of such shares provided there is current public information available at the time of the resales.  A person, or persons whose shares are aggregated, who are affiliates of our company and own shares that were purchased from us, or any affiliate, at least six months previously  is entitled to sell within any three month period, a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock, subject to manner of sale provisions, notice requirements and the availability of current public information about us.

  Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least one year previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock if and when a market for our common stock develops.  We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that sales of shares by such shareholders will have on the market price of our common stock prevailing from time to time when and if a market for our common stock develops.  Sales of substantial amounts of our common stock by existing shareholders could adversely affect prevailing market prices if and when a market for our common stock develops.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP.

EXPERTS

Our financial statements as of and for the year ended December 31, 2008 and 2007 included in this prospectus have been audited by Moore & Associates, Chartered, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form S-1 under the Securities Act for the common stock offered by this prospectus.  This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations.  For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it.  Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete.  In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

The registration statement, including all exhibits, may be inspected without charge at the SEC public reference facilities at:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain a copy of the registration statement at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities. In addition, registration statements and other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system are publicly available through the SEC’s site located at http//www.sec.gov.

Following the effective date of the registration statement relating to this prospectus, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file annual, quarterly and special reports, and other information with the SEC.  We also intend to furnish our shareholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

MOORE & ASSOCIATES, CHARTERED
           ACCOUNTANTS AND ADVISORS
                   PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Caribbean Villa Catering Corporation
(A Development Stage Company)

We have audited the accompanying balance sheet of Caribbean Villa Catering Corporation as of December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2007 and since inception on March 9, 2007 through December 31, 2007. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Caribbean Villa Catering Corporation as of December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2007 and since inception on March 9, 2007 through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 6 to the financial statements, the Company has incurred a net loss of $3,958 since inception on March 9, 2007, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 6.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
April 1, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

Caribbean Villa Catering Corporation
(a development stage company)

Balance Sheets

From Inception
March 9, 2007 to
December 31, 2007
ASSETS

Current Assets
Cash	$106,038

Fixed Assets
Equipment	$4,699
Minus
Accumulated Depreciation	$(940)

Total Assets	$109,797

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Note Payable - Related Party	$6,255

Total Liabilities	$6,255

Stockholders' Equity

Common Stock, authorized 500,000,000 shares, par value
$0.001, issued and outstanding on December 31, 2007 is 1,240,000	$1,240

Paid in Capital	$106,260
Subscriptions Receivable	$-
Accumulated Deficit	$(3,958)

Total Stockholders' Equity	$103,542

Total Liabilities and Stockholders' Equity	$109,797

The accompanying notes are an integral part of these statements

Caribbean Villa Catering Corporation
(a development stage company)

Statement of Operations

From Inception
March 9, 2007 to
December 31, 2007

Revenue	-

Expenses
General and Administrative	$3,018
Depreciation	$940
Consulting Fees

Total Expenses	$3,958

Provision for Income Taxes	-

Net (Loss)	$(3,958)

Basic and Diluted
(Loss) per Share	a

Weighted Average
Number of Shares	934,590

a = Less than ($0.01) per share

The accompanying notes are an integral part of these statements

Caribbean Villa Catering Corporation
(a development stage company)

Statement of Stockholders’ Equity

	Price	Common Stock		Paid in	Subscriptions	Accumulated	Total
	Per Share	Shares	Amount	Capital	Receivable	Deficit	Equity

Balance, December 31, 2006		-	$-	$-	$-	$-	$-

Common Shares issued to founders for cash October 2007	$0.025	900,000	$900	$21,600	$-	$-	$22,500

Common Shares issued to new investors in November / December 2007	$0.250	340,000	$340	$84,660	$-	$-	$85,000

Net (Loss)						$(3,958)	$(3,958)

Balance, December 31, 2007		1,240,000	$1,240	$106,260	$-	$(3,958)	$103,542

The accompanying notes are an integral part of these statements

Caribbean Villa Catering Corporation
(a development stage company)

Statements of Cash Flows

From Inception
March 9, 2007 to
December 31, 2007
Operating Activities
Net (Loss)	$(3,958)
Depreciation	$940
Increase in Note Payable - Related Party	$6,255

Net Cash (Used) by Operating Activities	$3,237

Investing Activities
Equipment	$(4,699)

Cash used in Investing Activities	$(4,699)

Financing Activities
Proceeds from contributed Capital	$-
Proceeds from sale of Common Stock	$107,500

Cash Provided by Financing Activities	$107,500

Net Increase in Cash	$106,038

Cash, Beginning of Period	$-

Cash, End of Period	$106,038

Supplemental Information:
Interest Paid	$-
Income Taxes Paid	$-

The accompanying notes are an integral part of these statements

CARIBBEAN VILLA CATERING CORPORATION

NOTES TO FINANCIAL STATEMENTS
(December 31, 2007)

NOTE 1.  GENERAL ORGANIZATION AND BUSINESS

Caribbean Villa Catering Corporation (the “Company”) was incorporated on March 09, 2007 under the laws of the State of Nevada. The Company is to be considered a development stage company.

NOTE  2.  SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

Accounting Basis

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include all highly liquid investments with maturity of three months or less.

Earnings (Loss) per Share

There are no diluted shares outstanding.

Depreciation

Caribbean Villa Catering Corp depreciates its assets on a straight line basis over their useful lives. The current equipment is depreciated over five years.

Dividends

The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during the period shown.

Income Taxes

The Company provides for income taxes under Statement of Financial Accounting Standards NO. 109, “Accounting for Income Taxes.” SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.  No provision for income taxes is included in the statement due to its immaterial amount, net of the allowance account, based on the likelihood of the Company to utilize the loss carry-forward

Net Income Per Common Share

The Company has not issued any potentially dilutive common shares.

Revenue and Cost Recognition

The Company has no current source of revenue; therefore the Company has not yet adopted any policy regarding the recognition of revenue or cost.

NOTE 3.  INCOME TAXES:

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

The Company has filed no income tax returns since inception.

NOTE 4.  STOCKHOLDERS’ EQUITY

Common Stock

During September and October 2007 the company received subscriptions for 900,000 common shares of stock at a price of $0.025 per share for $22,500 via an unregistered private offering, pursuant to Regulation S of the Securities Act of 1933, as amended, from the founders of the Company.

On November 19, 2007, the Company issued 70,000 of its $0.001 par value common stock at a price of $0.25 per share for $17,500 via an unregistered private offering as described above.

On November 20, 2007, the Company issued 20,000 of its $0.001 par value common stock at a price of $0.25 per share for $5,000 via an unregistered private offering as described above.

On November 26, 2007, the Company issued 65,000 of its $0.001 par value common stock at a price of $0.25 per share for $16,250 via an unregistered private offering as described above.

On December 18, 2007, the Company issued 185,000 of its $0.001 par value common stock at a price of $0.25 per share for $46,250 via an unregistered private offering as described above.

NOTE 5.  RELATED PARTY TRANSACTIONS

During the year ended December 31, 2007, Robert Seeley, a director of the Company, made certain loans to the Company in the aggregate amount of $6,254.59 to facilitate the start up of the operation. No promissory note was created, the amount was due on demand and the loans did not bear interest. Such monies are to be reimbursed during the first quarter of 2008 from funds raised from subscriptions in the private placement of shares in the Company.

NOTE 6.  GOING CONCERN

The accompanying financial statements have been prepared assuming that the company will continue as a going concern.  As this a newly form company, we consider the current loss in the presented Financial statements, as a normal result due to the short time of its operation.

NOTE 7.  THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent accounting standards SFAS 150-154 and their effect on the Company.

Statement No. 150 - Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (Issued 5/03)

This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

Statement No. 151 - Inventory Costs-an amendment of ARB No. 43, Chapter 4 (Issued 11/04)

This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).  Paragraph 5 of ARB 43, Chapter 4, previously stated that “…under some circumstances, items such as idle facility expense, excessive spoilage, double freight and re-handling costs may be so abnormal ass to require treatment as current period charges….”  This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.”  In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

Statement No. 152 - Accounting for Real Estate Time-Sharing Transactions (an amendment of FASB Statements No. 66 and 67)

This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions.

This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, states that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions.  The accounting for those operations and costs is subject to the guidance in SOP 04-2.

Statement No. 153 - Exchanges of Non-monetary Assets (an amendment of APB Opinion No. 29)

The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged.  The guidance in that Opinion, however, includes certain exceptions to the principle.  This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assts and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance.  A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

Statement No. 154 - Accounting Changes and Error Corrections (a replacement of APB Opinion No. 20 and FASB Statement No. 3)

This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

The adoption of these new Statements is not expected to have a material effect on the Company’s current financial position, results or operations, or cash flows.

MOORE & ASSOCIATES, CHARTERED
           ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Caribbean Villa Catering Corporation
(A Development Stage Company)

We have audited the accompanying balance sheet of Caribbean Villa Catering Corporation (A Development Stage Company) as of December 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2008, from inception on March 9, 2007 through December 31, 2007, and from inception on March 9, 2007 through December 31, 2008. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Caribbean Villa Catering Corporation (A Development Stage Company) as of December 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2008, from inception on March 9, 2007 through December 31, 2007, and from inception on March 9, 2007 through December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 4 to the financial statements, the Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 4.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
Las Vegas, Nevada
February 17, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

CARIBBEAN VILLA CATERING CORPORATION
(A Development Stage Company)
Balance Sheet

December 31,
2008

ASSETS

Current Assets

Cash	35,491

Total Current Assets	35,491

Fixed Assets, Net	3,909

TOTAL ASSETS	39,400

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accounts payable	-

Total Current Liabilities	-

Stockholders' Equity

Common Stock, 500,000,000 shares authorized
$0.001 par value, 1,240,000 shares issued
and oustanding	1,240
Additional paid-in capital	106,260
Deficit accumulated during the development stage	(68,100)

Total Stockholders' Equity	39,400

Total Liabilities and Stockholders' Equity	$39,400

The accompanying notes are an integral part of these statements

CARIBBEAN VILLA CATERING CORPORATION
(A Development Stage Company)
Statements of Operations

		From Inception on	From Inception on
	For the Year	March 9, 2007	March 9, 2007
	Ended	Through	Through
	December 31,	December 31,	December 31,
	2008	2007	2008

Revenue	$-	$-	$-

Operating Expenses

General and administrative	2,402	3,018	5,420
Legal and professional	29,490	-	29,490
Depreciation	750	940	1,690
Consulting - related party	31,500	-	31,500

Total Operating Expenses	64,142	3,958	68,100

Provision for Income Taxes	-	-	-

Net Loss	$(64,142)	$(3,958)	$(68,100)

Basic and Diluted
Loss per Share	$(0.05)	$(0.02)

Weighted Average
Number of Shares	1,240,000	253,333

The accompanying notes are an integral part of these statements

CARIBBEAN VILLA CATERING CORPORATION
(A Development Stage Company)
Statements of Stockholders' Equity

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid in	Development	Total
	Shares	Amount	Capital	Stage	Equity

Balance, December 31, 2006	-	$-	$-	$-	$-

Common Shares issued to founders for cash
at $0.025 per share in October 2007	900,000	900	21,600	-	22,500

Common Shares issued for cash at $0.25
per share in November / December 2007	340,000	340	84,660	-	85,000

Net loss for the year ended
December 31, 2007	-	-	-	(3,958)	(3,958)

Balance, December 31, 2007	1,240,000	1,240	106,260	(3,958)	103,542

Net loss for the year ended
December 31, 2008	-	-	-	(64,142)	(64,142)

Balance, December 31, 2008	1,240,000	$1,240	$106,260	$(68,100)	$39,400

The accompanying notes are an integral part of these statements

CARIBBEAN VILLA CATERING CORPORATION
(A Development Stage Company)
Statements of Cash Flows

		From Inception on	From Inception on
	For the Year	March 9, 2007	March 9, 2007
	Ended	Through	Through
	December 31,	December 31,	December 31,
	2008	2007	2008

Operating Activities
Net loss	$(64,142)	$(3,958)	$(68,100)
Adjustments to reconcile net loss
to net cash provided (used) in
operating activities
Depreciation	750	940	1,690

Net Cash Provided (Used) in
Operating Activities	(63,392)	(3,018)	(66,410)

Investing Activities
Purchase of equipment	(900)	(4,699)	(5,599)

Net Cash Used in Investing Activities	(900)	(4,699)	(5,599)

Financing Activities
Cash inflow (outflow) from note
payable - related party	(6,255)	6,255	-
Proceeds from sale of common stock	-	107,500	107,500

Net Cash Provided (Used) in
Financing Activities	(6,255)	113,755	107,500

Net Increase (Decrease) in Cash	(70,547)	106,038	35,491

Cash, Beginning of Period	106,038	-	-

Cash, End of Period	$35,491	106,038	$35,491

Supplemental Information:
Interest Paid	$-	$-	$-
Income Taxes Paid	$-	$-	$-

The accompanying notes are an integral part of these statements

CARIBBEAN VILLA CATERING CORPORATION
Notes to the Financial Statements
December 31, 2008

NOTE 1.    GENERAL ORGANIZATION AND BUSINESS

Caribbean Villa Catering Corporation (the “Company”) was incorporated on March 09, 2007 under the laws of the State of Nevada. The Company is to be considered a development stage company.

NOTE  2.    SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

Accounting Basis

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include all highly liquid investments with maturity of three months or less.

Depreciation

Caribbean Villa Catering Corp depreciates its assets on a straight-line basis over their estimated useful lives. As of December 31, 2008, all of the Company’s equipment is being depreciated over a five-year period.

Dividends

The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during the period shown.

Income Taxes

The Company provides for income taxes under Statement of Financial Accounting Standards NO. 109, “Accounting for Income Taxes.” SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.  No provision for income taxes is included in the statement due to its immaterial amount, net of the allowance account, based on the likelihood of the Company to utilize the loss carry-forward

CARIBBEAN VILLA CATERING CORPORATION
Notes to the Financial Statements
December 31, 2008

NOTE  2.    SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES (Continued)

Basic Loss Per Common Share

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period.

	For the Years Ended
	December 31,
	2008	2007

Loss (numerator)	$(64,142)	$(3,958)
Shares (denominator)	1,240,000	-

Per share amount	$(0.05)	$(0.00)

Revenue and Cost Recognition

The Company has no current source of revenue; therefore the Company has not yet adopted any policy regarding the recognition of revenue or cost.  Such policies will be defined and implemented at such time that planned principal operations commence.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

NOTE 3.    STOCKHOLDERS’ EQUITY

Common Stock

During September and October 2007 the company received subscriptions for 900,000 common shares of stock at a price of $0.025 per share for $22,500 via an unregistered private offering, pursuant to Regulation S of the Securities Act of 1933, as amended, from the founders of the Company.

CARIBBEAN VILLA CATERING CORPORATION
Notes to the Financial Statements
December 31, 2008

NOTE 3.    STOCKHOLDERS’ EQUITY (Continued)

On November 19, 2007, the Company issued 70,000 of its $0.001 par value common stock at a price of $0.25 per share for $17,500 via an unregistered private offering as described above.

On November 20, 2007, the Company issued 20,000 of its $0.001 par value common stock at a price of $0.25 per share for $5,000 via an unregistered private offering as described above.

On November 26, 2007, the Company issued 65,000 of its $0.001 par value common stock at a price of $0.25 per share for $16,250 via an unregistered private offering as described above.

On December 18, 2007, the Company issued 185,000 of its $0.001 par value common stock at a price of $0.25 per share for $46,250 via an unregistered private offering as described above.

NOTE  4.   GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plans to obtain such resources for the Company include obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses.  However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

CARIBBEAN VILLA CATERING CORPORATION
Notes to the Financial Statements
December 31, 2008

NOTE  5.    THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

The Company adopted the following recently issued accounting pronouncements during the period:

 In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-and interpretation of FASB Statement No. 60”. SFAS No. 163 clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement of  premium revenue and claims liabilities. This statement also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those years. SFAS No. 163 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS No. 162 sets forth the level of authority to a given accounting pronouncement or document by category. Where there might be conflicting guidance between two categories, the more authoritative category will prevail. SFAS No. 162 will become effective 60 days after the SEC approves the PCAOB’s amendments to AU Section 411 of the AICPA Professional Standards. SFAS No. 162 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.

In March 2008, the Financial Accounting Standards Board, or FASB, issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133.  This standard requires companies to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company has not yet adopted the provisions of SFAS No. 161, but does not expect it to have a material impact on its financial position, results of operations or cash flows.

CARIBBEAN VILLA CATERING CORPORATION
Notes to the Financial Statements
December 31, 2008

NOTE  5.    THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS (Continued)

In December 2007, the SEC issued Staff Accounting Bulletin (SAB) No. 110 regarding the use of a "simplified" method, as discussed in SAB No. 107 (SAB 107), in developing an estimate of expected term of "plain vanilla" share options in accordance with SFAS No. 123 (R), Share-Based Payment.  In particular, the staff indicated in SAB 107 that it will accept a company's election to use the simplified method, regardless of whether the company has sufficient information to make more refined estimates of expected term. At the time SAB 107 was issued, the staff believed that more detailed external information about employee exercise behavior (e.g., employee exercise patterns by industry and/or other categories of companies) would, over time, become readily available to companies. Therefore, the staff stated in SAB 107 that it would not expect a company to use the simplified method for share option grants after December 31, 2007. The staff understands that such detailed information about employee exercise behavior may not be widely available by December 31, 2007. Accordingly, the staff will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007. The Company currently uses the simplified method for “plain vanilla” share options and warrants, and will assess the impact of SAB 110 for fiscal year 2009. It is not believed that this will have an impact on the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.  This statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Before this statement was issued, limited guidance existed for reporting noncontrolling interests. As a result, considerable diversity in practice existed. So-called minority interests were reported in the consolidated statement of financial position as liabilities or in the mezzanine section between liabilities and equity. This statement improves comparability by eliminating that diversity. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The effective date of this statement is the same as that of the related Statement 141 (revised 2007). The Company will adopt this Statement beginning March 1, 2009. It is not believed that this will have an impact on the Company’s financial position, results of operations or cash flows.

CARIBBEAN VILLA CATERING CORPORATION
Notes to the Financial Statements
December 31, 2008

NOTE  5.    THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS (Continued)

In December 2007, the FASB, issued FAS No. 141 (revised 2007), Business Combinations.’This Statement replaces FASB Statement No. 141, Business Combinations, but retains the fundamental requirements in Statement 141.  This Statement establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The effective date of this statement is the same as that of the related FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements.  The Company will adopt this statement beginning March 1, 2009. It is not believed that this will have an impact on the Company’s financial position, results of operations or cash flows.

In February 2007, the FASB, issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities—Including an Amendment of FASB Statement No. 115.  This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities. Most of the provisions in FAS 159 are elective; however, an amendment to FAS 115 Accounting for Certain Investments in Debt and Equity Securities applies to all entities with available for sale or trading securities. Some requirements apply differently to entities that do not report net income. SFAS No. 159 is effective as of the beginning of an entities first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157 Fair Value Measurements.  This pronouncement has not had a material impact on the Company’s financial position, results of operations, or cash flows.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference into this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Caribbean Villa Catering Corporation. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

PROSPECTUS

520,000 Shares of Common Stock

______________ , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance And Distribution.

The following table sets forth the expenses payable in connection with the registration of the common stock described in the Registration Statement. All such expenses are estimates except for the SEC registration fee. These expenses will be borne by the Registrant.

Item	Company Expense
SEC registration fee	$6.13
Printing and engraving expenses	1,000
Legal fees and expenses	15,000
Accounting fees and expenses	10,000
Miscellaneous	1,000
Total	$27,006.13

Item 14.  Indemnification of Directors and Officers.

The Nevada Corporation Law allows us to indemnify each of our officers and directors who are made a party to a proceeding if

(a)           the officer or director conducted himself or herself in good faith;

(b)           his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

(c)           in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.  We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by us in the successful defense of any action, suit or proceeding, is asserted, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy. We will be governed by the final adjudication of this issue.

Item 15.  Recent Sales of Unregistered Securities.

The purchasers in each of the following transactions were provided access to business and financial information about us and were provided an opportunity to ask questions of our officers and directors concerning the terms of their investment and our business and financial condition. Each purchaser represented that it was acquiring the securities for investment purposes and not for distribution except as permitted under applicable securities laws. The certificates issued in each of the following transactions bears a legend restricting transferability of the securities absent registration under the Securities Act or the availability of an applicable exemption from registration. No placement agent was involved in the transactions and no commissions or similar remuneration was paid. The issuance of our securities in each of the following transactions was exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof and the rules and regulations thereunder, including Regulation S.

Issuance of Shares of Common Stock to Founders.

In September 2007 and October 2007, we issued to the founders of our company an aggregate of 900,000 shares of common stock for the consideration of $0.025 per shares or an aggregate of $22,500. The recipients were accredited investors and the securities were issued under an exemption from registration provided by Section 4(2) of the Securities Act.

Sale of Shares of Common Stock

From November 2007 to December 2007, we completed a private placement of 340,000 shares of common stock, at a purchase price of $.25 per share, to 32 investors.  Each investor was a non-US person as that term is defined in Regulation S. We received net proceeds of $85,000 in connection with this transaction.  The securities were issued under an exemption from registration provided by Section 4(2) of the Securities Act and Regulation S.

Item 16.  Exhibits.

Exhibit Number	Description

3.1	Articles of Incorporation dated March 9, 2007**
3.2	Bylaws**
3.3	Formation certificate for Servicios De Banquettes Costa Norte SA (North Coast Catering Services SA), Dominican Republic subsidiary**
5.1	Opinion and Consent of Schneider Weinberger & Beilly LLP (includes Exhibit 23.2)**
10.1	Form of Subscription Agreement relating to the sale of common stock in a private placement offering in November/December 2007**
14.1	Code of Business Conducts and Ethics**
21.1	Subsidiaries of the registrant**
23.1	Consent of Moore & Associates, Chartered*
23.1B	Consent of Moore & Associates, Chartered*
23.2	Consent of Schneider Weinberger & Beilly LLP (included as part of Exhibit 5.1)**

*  Filed herewith
**  Previously filed

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  For determining liability of the undersigned under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Sosua, Dominican Republic, on March 24, 2009.

CARIBBEAN VILLA CATERING CORPORATION

By:	/s/ Robert Seeley
Robert Seeley
President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Robert Seeley Robert Seeley	President (Principal Executive Officer), Secretary and Director	March 24, 2009

/s/ Virgilio Santana Ripoll Virgilio Santana Ripoll	Treasurer, Chief Financial Officer (Principal Accounting Officer), Chief Accounting Officer and Director	March 24, 2009

/s/ Stuart Wayne Jones Stuart Wayne Jones	Director	March 24, 2009

INDEX TO EXHIBITS

Exhibit Number	Description

21.1	Subsidiaries of the registrant
23.1	Consent of Moore & Associates, Chartered